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                                                                    Exhibit 99.2
January 29, 2001

                FDA Grants IDE Approval to Endocardial Solutions
             to Begin a Clinical Trial for EnSiteTM Left Atrial Use

              MINNEAPOLIS / ST.PAUL -- Endocardial Solutions, Inc. (Nasdaq:
ECSI) today announced that the U.S. Food and Drug Administration has granted approval to begin a clinical trial of the EnSite 3000 -Registered Trademark-System for diagnosing arrhythmias including atrial fibrillation in the left atrium of the heart.

              "Over the past 12 months, clinicians around the world have been using the EnSite 3000(R) System to assist in characterizing the mechanism of atrial fibrillation", said Jim Bullock, President and Chief Executive Officer.

              "We at The University of Wisconsin, Milwaukee Clinical Campus are very excited about participating in the EnSite Left Atrial Study," said Dr. Jasbir Sra, Clinical Professor of Medicine at the University of Wisconsin. "We have used the EnSite 3000 -Registered Trademark- System to identify the focal trigger of atrial fibrillation in over 30 patients to date. We need only a few beats to identify the culprit pulmonary vein. The first 20 of these patients have been monitored with a mean follow-up of over 4 months, with a success rate of approximately 70%. We are very encouraged with these results, particularly given that we have experienced no complications and procedure times have averaged about 3 hours."

              "We expect to begin this trial in the second quarter this year, and to include up to 8 institutions in the United States and Canada," Bullock concluded.

              Approximately 2 million people in the United States suffer from atrial fibrillation or atrial flutter, and it is one of the leading causes of stroke and other related problems. The inability to effectively map and understand the origins of atrial fibrillation has hindered the development of treatments for the disease.

              The U.S. Food and Drug Administration cleared the EnSite 3000(R) System for use in diagnostic mapping of complex arrhythmias in the right atrium of the heart during the second quarter 1999. Through a distribution agreement with Medtronic, Inc. (www.medtronic.com), the EnSite 3000 -Registered Trademark- System and catheter have been available to electrophysiologists in Europe since the second quarter 1998.

              Based in St. Paul, Minnesota, Endocardial Solutions (www.endocardial.com) developed, manufactures and markets the EnSite 3000 -Registered Trademark- System for diagnostic mapping of complex arrhythmias (abnormally rapid heartbeats caused by irregular electrical activity in the heart) in both the left ventricle and right atrium of the heart. The integrated system provides a 3D graphical display of the heart's electrical activity. Through a distribution agreement with

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Medtronic, Inc. (www.medtronic.com), the EnSite 3000 -Registered Trademark-
System and catheter are available in full market release to electrophysiologists in Europe.

         The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. A number of factors should be considered in conjunction with these forward-looking statements. These factors are set forth in the cautionary statements included in
Exhibit 99 to Endocardial Solutions' Form 10-Q for the quarter ended September 30, 2000, filed with the Securities and Exchange Commission. Endocardial Solutions cautions investors and others to review the statements set forth in that report and that other factors may prove to be important in affecting the business and results of operations of Endocardial Solutions.

         Contacts:
         Jim Bullock, Endocardial Solutions (651) 523-6928 jbullock@endocardial.com


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